Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Timothy M. Larson

This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is dated as of August 9, 2012 (the “Effective Date”) by and between Jostens, Inc. (the “Company”), a wholly owned subsidiary of Visant Corporation (“Visant”) and Timothy M. Larson (the “Executive”), and amends and restates the Amended and Restated Employment Agreement entered into as of October 7, 2011.

WHEREAS, the Company has been employing Executive and desires to continue to employ Executive, and Executive has been and desires to continue to be employed by the Company, in each case on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company for a period commencing on the Effective Date and ending on December 31, 2015 (the “Initial Term”), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the term of Executive’s employment hereunder shall automatically be renewed on the terms and conditions hereunder for additional one-year periods commencing on each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, subject to the provisions of Section 7 hereof, together, the “Employment Term”), unless either party gives written notice of non-renewal at least sixty (60) days prior to such anniversary.

2. Position.

a. During the Employment Term, Executive shall serve as the President and Chief Executive Officer of the Company. In such position, Executive shall have such duties and authority as determined by the Chief Executive Officer of Visant or the Board of Directors of Visant (the “Board”) and commensurate with the position of president of a company of similar size, structure and nature to that of the Company. During the Employment Term, the Executive shall report to the Chief Executive Officer of Visant or, as he or the Board shall designate from time to time, such equivalent executive or the Board.

b. During the Employment Term, Executive will devote Executive’s full business time and reasonable best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere in any material respect with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided, further, in each case in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $700,000 through December 31, 2012 and at the annual rate of $750,000 thereafter. The base salary shall be payable in substantially equal periodic payments in accordance with the Company’s practices for other executive employees, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined from time to time in the sole discretion of the Board, which shall at least annually beginning in January 2014 review Executive’s rate of base salary to determine if any such increase shall be made. Executive’s annual base salary, as in effect from time to time hereunder, is hereinafter referred to as the “Base Salary.”

4. Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award between 0% and up to 127% of Executive’s Base Salary in respect of each fiscal year of the Company (an “Annual Bonus”), with a target amount equal to 100% of Executive’s Base Salary (the “Target Bonus”) (with a maximum opportunity equal to 127% of Executive’s Base Salary (increasing in linear progression for performance above 100% and up to 150% of the performance targets) based upon achievement of certain “stretch” targets to be established by the Board annually in consultation with the Executive), payable upon the Company’s achievement of certain performance targets (of which no less than 67% shall be weighted based on EBITDA (as such term is defined in that certain Stock Option Agreement dated March 17, 2005 (covering Executive’s stock options that vest based on Company performance) (the “Option Agreement”)) for each fiscal year of the Company (each, a “Fiscal Year”), with the balance of such performance targets to be based on other metrics established by the Board from year to year. The Annual Bonus shall be payable under the Company’s management incentive compensation plan, or any successor thereto (the “Incentive Plan”), on such terms and at such time(s) as annual bonuses are otherwise payable thereunder.

5. Employee Benefits; Business Expenses.

a. Employee Benefits. During the Employment Term, Executive and his dependents shall be entitled to participate in the Company’s welfare benefit plans, fringe benefit plans and qualified and nonqualified retirement plans (the “Company Plans”) as in effect from time to time as determined by the Board (collectively, the “Employee Benefits”), on the same basis as those benefits are made available to the other senior executives of the Company, in accordance with the Company’s policies as in effect from time to time, including the senior executive medical allowance and physical exam program on the same terms as offered to other senior executives of the Company from time to time. In addition, Executive shall continue to be entitled to benefits under Executive’s Executive Supplemental Retirement Agreement dated March 25, 2004 (as amended and restated by agreement dated December 10, 2008), subject to and in accordance with its terms as in effect from time to time and on the same basis made available to other senior executives of the Company from time to time.

b. Perquisites. During the Employment Term, Executive shall be entitled to receive such perquisites as are made available to other senior executives of the Company in accordance with the Company’s policies as in effect from time to time as determined by the Board; provided that Executive shall be entitled to (i) not less than four weeks of paid vacation per annum, which shall be subject to the Company’s vacation policy applicable to the other senior executives of the Company and in accordance with the Company’s policies as in effect from time to time, (ii) reimbursement for financial counseling services (including financial planning, tax preparation, estate planning, and tax and investment planning software) in an amount not to exceed $1,500 annually, and (iii) a monthly car allowance of $1,800.

c. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with the Company’s policies applicable to senior executive officers of the Company.

6. Long Term Incentive Award; Equity Participation.

a. Annual Long Term Incentive Program; 2012 Long Term Incentive Program. During the Employment Term, Executive will be entitled to participate in annual long-term incentive programs placed into effect for senior management of the Company to promote the long-term financial interests and strategic growth of the Company and its stockholders and to retain and motivate senior management. The award and vesting targets and other terms, conditions and restrictions will be as established on an annual basis by the Board (or appropriate committee thereof). For 2012, Executive shall be eligible to participate in the 2012 Long Term Incentive Program (the “2012 LTI”) under which Executive shall receive an award of 21,830 phantom shares based on the Class A Common Stock (the “stock”) of Visant Holding Corp. (“VHC”), which shall be subject to vesting and payment pursuant to the terms, conditions and restrictions of the 2012 LTI as more fully set forth in the award letter to be presented thereunder. For the ensuing 2013 and 2014 annual periods during the Employment Term, the grant date value of the annual award is anticipated to be on a basis substantially consistent with the grant date value of the award to Executive under the 2012 LTI.

b. Stock Options. Executive shall receive a one-time grant of 40,000 stock options (the “Stock Options”) on the stock with an exercise price of $96.20 per share, which shall vest in equal parts on each of December 31, 2013, 2014 and 2015 subject to Executive’s continued employment with the Company, and which shall be subject to such other terms, conditions and restrictions as more fully set forth in the respective stock option agreement previously presented to Executive hereunder and the management stockholder’s agreement and sale participation agreement (such agreements together with the 2012 LTI, the “New Equity Documents”), which shall govern Executive’s holding, vesting and disposition of the Stock Options, and the Plan (as defined in Section 7(a)(ii)).

7. Termination. Executive’s employment hereunder may be terminated based on the terms and conditions of this Section and as described in subsections 7(a), 7(b), 7(c) and 7(f), as the case may be; provided that Executive will be required to give the Company at least 180 days advance written notice of any resignation of Executive’s employment (other than due to Executive’s death or Disability) or such longer period provided under Section 7(f) hereof. In the event that the Company terminates Executive’s employment in accordance with the foregoing sentence the Company may, in its sole discretion, prohibit Executive from entering the premises of the Company for all or any portion of the period after giving him notice of such termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company; provided, however, that nothing contained in this Section 7 shall diminish Executive’s rights with respect to the Equity Documents (as such term is defined in Section 11(i) of this Agreement) or the New Equity Documents, which shall govern the respective equity holdings of Executive in VHC on the terms and conditions thereunder and, as applicable, following any termination in accordance therewith, subject, in the case of stock and stock-based awards held by Executive prior to the date of this Agreement, to the terms of Section 7(c)(iii) and the Equity Documents.

a. By the Company For Cause or By Executive Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive’s resignation; provided that Executive will be required to give the Company at least 180 days advance written notice of such resignation for Good Reason (or such shorter period as otherwise may be mutually agreed by the Company and Executive in writing) or such longer period as may be provided under Section 7(f) hereof.

(ii) For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure to perform his material duties with respect to the Company or its subsidiaries as provided hereunder which continues beyond thirty (30) days after a written demand for substantial performance is delivered to Executive by the Company (the “Cure Period”); (B) the willful or intentional engaging by Executive in conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company, the Investors or their respective Affiliates (each as defined in the Third Amended and Restated 2004 Stock Option Plan for Key Employees of Visant Holding Corp. (“VHC”) and Its Subsidiaries (the “Plan”)); (C) the commission by Executive of a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; or (D) a material breach of this Agreement or any of the Equity Documents or the New Equity Documents by Executive, including, without limitation, engaging in any action in breach of the restrictive covenants set forth in Section 8 of this Agreement or the Equity Documents or the New Equity Documents, that continues beyond the Cure Period (to the extent that such breach can reasonably be cured). The determination of Cause shall be made by the Chief Executive Officer of Visant following consultation with the Board and shall be communicated to Executive in writing setting forth the basis of Cause. Executive and his legal counsel shall have the opportunity to communicate Executive’s position to the Board promptly following Executive’s receipt of the Company’s explanation and in any event not later than five (5) days from receipt, prior to a final determination of Cause, and any determination of Cause shall be made in writing to Executive. In addition, “Good Reason” shall mean (i) a reduction in the Executive’s base salary or annual incentive compensation opportunity (other than a general reduction in base salary or annual incentive compensation opportunity that affects all members of senior management in substantially the same proportions, provided that the Executive’s base salary is not reduced by more than 10%); (ii) a substantial reduction in the Executive’s duties and responsibilities, an adverse change in Executive’s titles as set forth in Section 2 above or the assignment to Executive of duties or responsibilities substantially inconsistent with such titles; or

(iii) a transfer of the Executive’s primary workplace by more than fifty miles outside of Bloomington, Minnesota. Prior to Executive resigning for Good Reason, Executive shall provide the Company with written notice setting forth the event or circumstance giving rise to Good Reason and the Company shall have a period of 30 days to cure such Good Reason event or circumstance. If the Company fails to cure such event or occurrence within such period, Executive may proceed with giving notice of resignation for Good Reason.

(iii) If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than for Good Reason or as a result of Executive’s death or Disability, Executive shall be entitled to receive:

(A) a lump-sum payment of the Base Salary that is earned by Executive but unpaid as of the Date of Termination (as such term is defined in Section 7(d) below), paid within ten (10) business days after the Date of Termination;

(B) a lump-sum payment of any Annual Bonus that is earned by Executive in respect of the Fiscal Year immediately prior to the Fiscal Year in which the Date of Termination occurs, but unpaid as of the Date of Termination, paid within ten (10) business days after the Date of Termination;

(C) a lump-sum payment equal to all vacation pay that is accrued in respect of Executive’s unused vacation days as of the Date of Termination, paid within ten (10) business days after the Date of Termination;

(D) reimbursement for any unreimbursed business expenses incurred by Executive in accordance with Company policy referenced in Section 5(c) above prior to the Date of Termination (with such reimbursements to be paid promptly after Executive provides the Company with the necessary documentation of such expenses to the extent required by such policy);

(E) such Employee Benefits, if any, as to which Executive may be entitled under the applicable Company Plans upon termination of employment hereunder, to the extent provided therein (the payments and benefits described clauses (A) through (E) hereof being referred to, collectively, as the “Accrued Rights).

Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than for Good Reason or as a result of Executive’s death or Disability, except as set forth in this Section 7(a)(iii) or Section 7(f) below, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b. Disability or Death.

(i) Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any eighteen (18) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive (or to the Executive’s representative, if Executive is not capable of acting on own his behalf) and the Company. If Executive (or to the Executive’s representative, if Executive is not capable of acting on his own behalf) and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall within fifteen (15) day of the appointment of the last of the two physicians, select a third who shall make such determination in writing. If such two physicians do not within such fifteen (15) day period select a third physician, the parties agree that either party may request a court of competent jurisdiction to select such third physician on an expedited basis, the application to which the non-moving party consents. The determination of Disability hereunder shall be made in a writing that is promptly provided to the Company and Executive (or his representative, if Executive is not capable of acting on his own behalf) shall be final and conclusive for all purposes of the Agreement.

(ii) Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a lump-sum payment of the pro rata portion (based upon the number of days in the applicable Fiscal Year during which Executive was employed with the Company through the Date of Termination, relative to the number of days in the applicable Fiscal Year) of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to the Incentive Plan had Executive remained employed through the date that bonuses are paid to other executives under the Incentive Plan in respect of the Fiscal Year in which the Date of Termination occurs, paid when such bonuses are otherwise paid to active participants under the Incentive Plan (the “Pro Rata Bonus”).

Following Executive’s termination of employment due to Executive’s death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By the Company Without Cause; By Executive for Good Reason.

(i) Executive’s employment hereunder may be terminated by the Company without Cause or by Executive for Good Reason.

(ii) If Executive’s employment is terminated by the Company without Cause (including by virtue of the Company’s failure to renew the Employment Term at any time but excluding by reason of his death or Disability) or by Executive for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights payable as provided under Section 7(a)(iii) and any Pro Rata Bonus payable as provided under Section 7(b)(ii)(B);

(B) subject to Executive’s continued compliance with the provisions of Section 8 and subject to Executive’s execution (without revocation) of a release of claims (the form of which shall be that customarily provided by the Company to terminating employees), an amount equal to the sum of (x) twenty-four months’ Base Salary at the rate in effect immediately prior to the Date of Termination and (y) the product of (I) 2.0 and (II) the Target Bonus for the year in which the Date of Termination occurs. The foregoing shall be payable in equal monthly installments over the twenty-four (24) month period commencing on such Date of Termination (the “Severance Period”); and

(C) continuation of health and welfare benefits (pursuant to the same benefit plans as in effect for active employees of the Company) until the earlier to occur of (x) twenty-four months from the Date of Termination and (y) the date on which Executive commences to be eligible for comparable coverage from any subsequent employer.

The amounts payable under this Section 7(c)(ii) shall be without giving effect to any reduction in compensation otherwise giving rise to “Good Reason” under clause (i) thereof, in the case of a termination for Good Reason.

(iii) In the case of Executive’s termination of employment by the Company without Cause, by Executive for Good Reason or by Executive under Section 7(f) hereof, in addition to the foregoing: (A) Executive shall be entitled to exercise his vested options on the stock granted to Executive under the Equity Documents through a net settlement exercise (pursuant to which Executive’s payment of the exercise price and taxes due in connection with the exercise will be paid by shares of stock underlying such options that otherwise would be issued as a result of the exercise, based on the fair market value of the shares at the time (as determined under the Equity Documents and the Plan and the most recently available third party valuation of the stock obtained by Visant)) effective the Date of Termination. The resulting net number of shares of stock will be subject to a hold period of 6 months and 2 days from issuance (the day following the end of the hold period, the “date of repurchase”), at which date Visant will repurchase the shares at the fair market value of the shares as of the date of repurchase (as determined under the Equity Documents and the Plan and the most recently available third party valuation of the stock obtained by Visant). (B) Any shares of the stock owned by Executive at the Date of Termination (or vested in connection with the termination of employment pursuant to the Restricted Stock Agreement dated September 10, 2010 between VHC and Executive (the “2010 RSA”)) will be valued as of the Date of Termination based on the fair market value (as determined under the Equity Documents and the Plan) of the stock as of the Date of Termination based on the most recently available third party valuation of the stock obtained by Visant, and tendered by Executive to Visant, which will repurchase the shares of stock as of the Date of Termination. The proceeds equal to the number of shares of stock owned by Executive and repurchased by Visant multiplied by the fair market value of a share of the stock will be paid to Executive in a lump sum on the thirtieth (30th) day following the second anniversary of the Date of Termination. The terms of the RSA shall hereby be deemed amended in the case of a resignation by Executive under Section 7(f) and subject to Executive’s compliance with the terms thereof, such that a resignation by Executive under Section 7(f) shall be deemed a termination of Employment for Good Reason for purposes of Section 2 of the RSA. However, for the avoidance of doubt the provisions of this Section 7(c)(iii) shall not apply to any Stock Options, phantom shares or stock pursuant to the New Equity Documents and granted pursuant to the arrangements under Section 6 of this Agreement or any stock options, phantom shares or stock granted pursuant to any arrangement after the date of this Agreement.

Following Executive’s termination of employment by the Company without Cause (including by virtue of the Company’s failure to renew the Employment Term at any time), by Executive for Good Reason or by Executive pursuant to Section 7(f), except as set forth in Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan or arrangement of Visant or any of its subsidiaries.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11(h)) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. For purposes of this Agreement, the “Date of Termination” shall mean the effective date of resignation or termination by the respective party; provided, however, that (i) with respect to a termination for Cause by the Company, the Date of Termination shall not occur prior to the expiration of any applicable Cure Period, (ii) with respect to a resignation by Executive (other than in the case of Executive’s death or Disability), the Date of Termination shall not occur prior to the exhaustion of any notice period on the part of Executive required under Section 7 (or such shorter period as otherwise may be mutually agreed by the Company and Executive in writing, in the case of Executive’s resignation for Good Reason or under Section 7(f)), and subject to there being no cure by the Company prior to such date, in the case of a resignation for Good Reason and (iii) upon a nonrenewal of the Employment Term by either party, the date the Employment Term expires, and not the date of the notice itself, shall constitute the applicable Date of Termination.

e. Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the Date of Termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s Affiliates (as defined in the Plan).

f. Resignation. In addition to the other rights of Executive hereunder, and notwithstanding anything to the contrary set forth in this Agreement, Executive may at any time for any reason provide the Company with a Notice of Termination to terminate his employment with the Company without Good Reason. In the event Executive provides such a Notice of Termination without Good Reason, Executive’s last day of employment with the Company will be nine (9) months after Executive provides such a Notice of Termination under this Section 7(f) (the “Transition Period”), provided that if Executive and the Company mutually agree the duration of the Transition Period and Executive’s employment may be shortened to such shorter period as agreed by the parties in writing. A termination of employment by Executive made under this Section 7(f) shall entitle Executive to the rights and benefits under Sections 7(c)(ii) and 7(c)(iii). During the duration of the Transition Period Executive shall be entitled to the compensation and benefits otherwise provided, and shall perform such duties and responsibilities, in each case as set forth in this Agreement, provided that for the avoidance of doubt the Company reserves its rights under Section 7 and to modify Executive’s responsibilities during such period and provided further that Executive agrees, if requested, to also assist the Company in the recruitment and/or selection of Executive’s successor and/or other employees, any restructuring plans, and/or the transition of his duties and responsibilities to others employed and/or to be employed by the Company (and any such modification to Executive’s duties and/or responsibilities shall not give rise to a right of Executive to resign for Good Reason under this Agreement).

8. Confidential Information; Covenant Not to Compete; Non-Solicit.

a. Executive acknowledges and recognizes the highly competitive nature of the business of Visant and its Affiliates and accordingly agrees as follows:

(i) In consideration of the Company entering into this Agreement with the Executive and without limitation of any prior agreement made with respect to confidentiality or other restrictive covenants made by Executive in the favor of VHC or any of its Affiliates prior to the date hereof, the Executive hereby agrees effective as of the date of the Executive’s commencement of employment with the Company or its subsidiaries, without the Company’s prior written consent, the Executive shall not, directly or indirectly, (x) at any time during or after the Executive’s employment with the Company or its subsidiaries, disclose any Confidential Information (as such term is defined in that certain Management Stockholder’s Agreement dated March 17, 2005 previously entered by Executive) pertaining to the business of the Company or any of its subsidiaries, except when required to perform his or her duties to the Company or one of its subsidiaries, by law or judicial process; or (y) at any time during the Executive’s employment with the Company or its subsidiaries and for a period of two years thereafter, directly or indirectly (A) act as a proprietor, investor, director, officer, employee, substantial stockholder, consultant, or partner in any business that directly or indirectly competes, at the relevant determination date, with the business of the Company in, (1) school photography services or school-related clothing, affinity products and services, including yearbooks, (2) memory books, (3) commercial printing and binding, (4) printing services to companies engaged in direct marketing, (5) fragrance, cosmetics and toiletries-related sampling or (6) single use packaging for fragrances, cosmetics and toiletries, in North America in the case of clauses (1) through (4) and in North America and Europe in the case of clauses (5) and (6), (B) solicit customers or clients of the Company or any of its subsidiaries to terminate their relationship with the Company or any of its subsidiaries or otherwise solicit such customers or clients to compete with any business of the Company or any of its subsidiaries or (C) solicit or offer employment to any person who has been employed by the Company or any of its subsidiaries at any time during the twelve (12) months immediately preceding the termination of the Executive’s employment. If the Executive is bound by any other agreement with the Company regarding the use or disclosure of Confidential Information, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of Confidential Information.

b. Notwithstanding clause (a) above, if at any time a court holds that the restrictions stated in such clause (a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. In the event that the provisions of this Section 8, or any portion thereof, should ever be adjudicated by a court of competent jurisdiction in proceedings to which Executive, Visant or any of its subsidiaries is a proper party to exceed the time or geographic or other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum time or geographic or other limitations permitted by applicable law, as determined by such court in such action, the parties hereby acknowledging their desire that in such event such action be taken.

Because the Executive’s services are unique and because the Executive has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security).

9. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. Arbitration. Except as provided in Section 9, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration before JAMS (fka Judicial Arbitration and Mediation Specialists) in accordance with JAMS’ Employment Arbitration Rules and Procedures. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator’s award. Each party shall pay the costs and expenses of arbitration (including fees and disbursements of counsel) incurred by such party in connection with any dispute arising out of or asserting breach of this Agreement, provided that the arbitrator shall award the party prevailing on substantially all of the material elements of the dispute its reasonable attorney’s fees following the conclusion of the arbitration.

11. Miscellaneous.

a. Reserved.

b. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto; provided, however, that the parties hereto acknowledge that an executive officer of VHC shall have the right, in his or her sole discretion, to reduce the scope of any covenant set forth in this Agreement or any portion thereof, effective as to Executive immediately upon receipt by Executive of written notice thereof from VHC.

d. No Waiver. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or be construed as a further, continuing or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder will preclude any other or further exercise of any other right, remedy or power provided herein or by law or in equity.

e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such devisee, legatee or designee, to Executive’s estate. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an Affiliate, and shall be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such Affiliate or successor person or entity. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets which is required by this Section 11(f) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

g. Set Off; Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set-off, counterclaim or recoupment, other than amounts loaned or advanced to Executive by the

Company or its Affiliates or otherwise as provided in Section 7(c)(ii)(C) hereof. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.

h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Jostens, Inc.

c/o Visant Corporation

357 Main Street

Armonk, New York 10504

Attention: General Counsel

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Andrea K. Wahlquist, Esq.

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

With a copy to:

Wechsler & Cohen, LLP

17 State Street, 15th Floor

New York, New York 10004

Attention: David B. Wechsler, Esq.

i. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its Affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its Affiliates; provided, however, that the Equity Documents (as defined hereafter) and the New Equity Documents, as applicable, shall govern the terms and conditions of Executive’s respective equity holdings thereunder in the Company or VHC, and the terms and conditions thereof, and the Amended and Restated Executive Supplemental Retirement Agreement dated December 10, 2008 shall govern the terms and conditions of Executive’s benefits thereunder. For purposes of this Agreement, “Equity Documents” shall mean each of the Management Stockholder’s Agreement, the 2010 RSA and the Sale Participation Agreement previously entered into by Executive, the 2004 and 2005 stock option agreements, the 2008 Long Term Incentive Plan award letter and the 2010 Long Term Incentive Plan award letter.

j. Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, but only to the extent the Company requests such cooperation with reasonable advance notice to Executive and in respect of such periods of time as shall not unreasonably interfere with Executive’s ability to perform his duties with any subsequent employer; provided, however, that without duplication of costs and expenses covered under Section 14, the Company shall pay any reasonable travel, lodging and other related out of pocket expenses that Executive may incur in connection with providing all such cooperation, to the extent approved by the Company prior to incurring such expenses, and including reasonable compensation for his time in the event that such cooperation is requested by the Company (and exclusive of where Executive’s participation is required by virtue of legal process or demand) during any period of time that Executive is not receiving compensation whether as an active employee or as severance.

k. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

l. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (a) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (b) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. For purposes of Section 409A, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section

409A, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A of the Code. To the extent any reimbursements or in-kind benefits due under this Agreement constitute “deferred compensation” under Section 409A, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 12; provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

13. Reserved.

14. Indemnification. The Company agrees to indemnify and defend the Executive to the maximum extent and subject to the applicable terms, conditions, limitations and exclusions, as permitted by applicable law and by the applicable Certificate of Incorporation and by-laws (or the applicable equivalent governing documents) and directors’ and officers’ insurance, with respect to any and all claims which arise from or relate to Executive’s duties as an officer, member of a Board of Directors of the Company or any subsidiary (or equivalent governing entity) and employee of the Company, and duties performed in connection with the offices of the Company and its subsidiaries held by Executive, or as a fiduciary of any employee benefit plan or a similar capacity for which Executive performs services at Visant’s or the Company’s request.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VISANT CORPORATION:		EXECUTIVE:

/s/ Timothy M. Larson
Timothy M. Larson

By:	/s/ Marc L. Reisch

JOSTENS, INC.:

By:	/s/ Marc L. Reisch

[signature page Amended and Restated Employment Agreement]

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